Exhibit 4.81

Summary of the Private Instrument of Fiduciary Transfer of Real State Property, entered into on March 3, 2021, in connection with Fazenda Rio do Meio.

Parties: Agrifirma Bahia Agropecuária Ltda., as the owner of the land; CIBRASEC Companhia Brasileira de Securitização, as beneficiaries; and Brasilagro Companhia Brasileira de Propriedades Agrícolas as intervening-consenting party.

Purpose:  The granting of a Fiduciary Transfer of Real State Property of 264,1624 hectares of Fazenda Rio do Meio, which were given as collateral in order to secure, jointly with other assets previously designated as collateral, the fulfillment of obligations under the agribusiness receivables certificates (Certificados de Recebíveis do Agronegócio) issued in May 2018 in the aggregate amount of R$142,200,000.00, of which R$85,200,00.00 in the first series and R$57,000,000.00 in the second series. The first series will mature on August 1, 2022, subject to interest corresponding to 106.5% of the DI Rate, and the second series will mature on July 31, 2023, subject to interest corresponding to 110.0% of the DI Rate.